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                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                               SEPTEMBER 30, 1997
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                                      EXHIBIT 11


                                                                     Primary              Fully Diluted
                                                              -------------------     ----------------------
                                                               Q-T-D       Y-T-D       Q-T-D          Y-T-D
                                                              -------     -------     -------        -------
Net income                                                    $20,049     $56,054     $ 20,049        56,054
  Interest expense on convertible subordinated debentures                                  117           356
  Tax effect @ 37.8% for the quarter and 36.9% year to date                                (44)         (134)
                                                              -------     -------     --------      --------
Net income                                                    $20,049     $56,054     $ 20,122      $ 56,276
                                                              =======     =======     ========      ========

Average shares outstanding                                     41,932      41,601       41,932        41,601
Effect of stock options                                           826         769          826           769
                                                              -------     -------     --------      --------
  Primary average shares outstanding                           42,758      42,370       42,758        42,370
                                                              =======     =======     ========      ========
Contingent shares:
Convertible subordinated debentures                                                        479           593
                                                                                      --------      --------
  Fully diluted average shares outstanding                                              43,237        42,963
                                                                                      ========      ========
Earnings per share:
  Net Income                                                  $  0.47     $  l.32     $   0.47      $   1.31
                                                              =======     =======     ========      ========





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